Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Fourth Quarter and Fiscal Year 2005 Results

DRAPER, Utah, March 7, 2006 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its fourth quarter and fiscal year ended December 31, 2005.

Consolidated net sales for the fourth quarter ended December 31, 2005 were $55.4 million, compared to $54.0 million for the comparable quarter of the prior year.  For the fourth quarter of fiscal 2005, the Company reported a consolidated net loss of $(2.3) million, or $(0.17) per diluted common share, compared to consolidated net income of $1.4 million, or $0.10 per diluted common share, for the fourth quarter of fiscal 2004.

For the fiscal year ended December 31, 2005, consolidated net sales were $238.0 million, compared to $211.7 million for the prior year, a 12% increase.  The Company reported a consolidated net loss of $(2.6) million, or $(0.20) per diluted common share, for fiscal 2005 compared to a consolidated net loss of $(0.6) million, or $(0.05) per diluted common share, for fiscal 2004.

US Retail

Net sales and operating income for the Company’s US retail business for the fourth quarter of fiscal 2005 were $50.6 million and $3.2 million, respectively, compared to net sales of $51.3 million and operating income of $5.7 million for the fourth quarter of fiscal 2004.  The reduction in net sales was principally a result of the Company’s inability to fill orders for certain customers due to lack of inventory for certain “doctors only” lenses and differences in the Company’s cancelled order percentage.

For fiscal year 2005, net sales and operating income for the Company’s US retail business were $219.6 million and $15.4 million, respectively, compared to net sales of $204.4 million and operating income of $11.6 million for fiscal 2004.

The gross margin for the US retail business decreased to 38.4% for the fourth quarter of fiscal 2005 from 41.4% from the fourth quarter of fiscal 2004 and to 39.4% for fiscal 2005 from 40.2% for fiscal 2004.

For the US retail business, during the fourth quarter of fiscal 2005, other selling, general and administrative expenses as a percentage of net sales increased to 21.0% from 19.0%

in the fourth quarter of fiscal 2004.  For fiscal 2005, other selling, general and administrative expenses as a percentage of net sales increased to 19.4% from 18.6% in fiscal 2004.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for the fourth quarter of fiscal 2005 were $4.7 million and $(4.1) million, respectively, compared to net sales of $2.7 million and an operating loss of $(2.7) million for the fourth quarter of fiscal 2004.  ClearLab’s results for the fourth quarter of fiscal 2005 include $1.0 million in license fees from the Company’s Japanese license agreement.

For the fourth quarter of fiscal 2005, ClearLab’s operating results reflect a sequential drop in net sales, increases in unabsorbed manufacturing costs due to reduced output while certain processes were redesigned and improved, increases in costs related to a new lens design, and overall increases in operating cost structure.

Net sales and operating loss for ClearLab for fiscal 2005 were $19.6 million and $(9.4) million, respectively, compared to net sales of $7.3 million and an operating loss of $(8.2) million for fiscal 2004.  ClearLab’s results for fiscal 2005 include $4.0 million in license fees from the Company’s Japanese license agreement.

Other expense for the fiscal 2005 periods increased principally because of unrealized foreign exchange transaction losses related primarily to intercompany loans to ClearLab.

First Quarter of Fiscal 2006 Outlook

For the first quarter of fiscal 2006, the Company expects US retail net sales of approximately $57.0 million to $58.0 million and operating income of approximately $4.5 million to $5.5 million.

The Company expects ClearLab to achieve revenue of approximately $4.0 to $5.0 million and an operating loss of approximately $(2.5) million to ($3.0) million for the first quarter of fiscal 2006.

Outlook

Jonathan Coon, Chief Executive Officer, commented, “We are encouraged by the results in our US retail business as we met our expectations for the fourth quarter and are seeing solid performance so far during the first quarter of 2006.  Our current performance is being driven by internet sales as we are now realizing the benefits from the upgrades we made to our website during 2005.”

“Although we are certainly disappointed by the magnitude of losses at ClearLab, we remain optimistic about and committed to ClearLab.  ClearLab is a start-up business which is developing new manufacturing technology and new and unique contact lens products.  During 2005, we achieved some significant milestones at ClearLab.  Revenue from the sale of contact lenses more than doubled.  We launched two new lenses internationally and increased our manufacturing capacity.  We also received a $3 million milestone payment from our Japanese licensee in the fourth quarter of 2005 and another $2 million payment in the first quarter of this year.  To date, we have received $10 million of the license fee payments expected under the agreement.”

Brian Bethers, President and CFO, added, “ClearLab’s operating results were negatively impacted as we reduced our output during the quarter to make some improvements to our daily lens design and our manufacturing processes.  We have also restructured the management of the business to improve the coordination and oversight between the manufacturing facilities and to strengthen our finance and marketing functions.  To date, we have invested approximately $86 million in ClearLab including the acquisitions of Igel and VisionTec and the funding of operating losses, including investments in R&D.  We strongly believe that the value of ClearLab exceeds our investment.”

Mr. Coon added, “On July 26th at 4:30pm at a live investor and press conference in New York, we will announce publicly the product that is the subject of our extensive R&D initiatives and subject to our Japanese license agreement.  Under the terms of this license agreement, after the initial $18 million in upfront license fees, Clearlab will also receive the greater of a percentage of Japanese market sales or minimum cumulative license fees of $75 million ($5 million per year for 15 years).  The Japanese market represents approximately one fourth of the global market for contact lenses.  We believe our commitment to ClearLab will be understood once this product is revealed in July.”

Update on ‘doctors only’ lenses

Jonathan Coon commented, “Addressing the threat of ‘doctors only’ lenses is our highest priority.  As stated previously, we are currently turning away thousands of customers who have been prescribed ‘doctors only’ lenses.  One trade advertisement for these lenses promises that the doctor will ‘make more money’ and goes on to explain that ‘since ProClear lenses are only available through your practice, you’ll get what you’re looking for — increased patient loyalty and greater profitability.’  Another ‘doctors only’ ad promises ‘a lens that cannot be shopped around.’

“The purpose of the Fairness to Contact Lens Consumers Act was to give consumers the right to shop around and choose where they fill their prescriptions.  ‘Doctors only’ prescriptions affect more than the consumers being turned away by 1-800 CONTACTS.  Some ‘doctors only’ lens prescriptions cannot be filled at many other popular optical retailers.  The impact on a consumer trying to fill a restricted prescription is the same as if she had never received her prescription at all.  As the trade ad for these lenses promises, she must return to her prescriber to purchase lenses and the doctor or affiliated retailer does, as promised, ‘make more money.’

“A manufacturer offering doctors ‘more money’ to prescribe the manufacturer’s products is wrong.  This is the same collusive behavior that resulted in 32 state attorneys general suing the three largest contact lens manufacturers in multi-district litigation (MDL 1030).  The states argued that damages to consumers totaled more than $355 million.  The manufacturers and the American Optometric Association settled the litigation with the states for a combined $92 million and the manufacturers agreed to sell to alternative channels in a commercially reasonable and nondiscriminatory manner for five years.  Approximately 80% of the contact lens market has operated under the terms of these settlements for the last four years.

“With these settlements expiring this year, thirty eight state attorneys general have signed a letter supporting the need for legislation to codify the consumer protection provided by the MDL 1030 settlements.  We are encouraged by the early progress we have seen this year.  Utah Senate bill 176 passed both the Utah house and senate last week.  This bill effectively codifies the terms of the MDL 1030 settlements and requires a manufacturer to make its lenses available in a ‘commercially reasonable and nondiscriminatory manner’ to ‘alternative channels’ including any Internet and mail order seller ‘without regard to whether it is associated with a prescriber.’  Numerous other states and the US Congress are currently considering similar legislation.

“We are committed to supporting legislation which allows consumers to not only receive their prescription, but to also choose where their prescription is filled.  We have long been a proponent of prescription release and consumer choice for a simple reason — we are one of those choices.  The recently passed Utah bill and others under consideration grant no special privilege to 1-800 CONTACTS or any other retailer.  The Utah bill and others under consideration in other states codify the terms of the attorney general settlements which have worked for four years and ensure that contact lens consumers can choose where they fill their prescriptions - including at the doctor’s office.”

Updated industry report

The Company has posted an updated industry report on its website at www.1800contacts.com/compliance/march06report.  As detailed in this report, the Company believes that one of its online competitors offers free shipping that is not free, offers rebates with restrictions which they do not disclose and which most customers cannot redeem, adds a hidden 6.5% ‘handling fee’ to all orders, and guarantees the lowest price when it does not in fact have the lowest prices.

Jonathan Coon added, “We are doing our part in the marketplace to inform consumers of the honest low prices, actual free shipping, and real rebates offered by 1-800 CONTACTS.  In the first quarter, we began offering to beat any online price by 2%.  Once customers learn about our competitors’ shipping costs, hidden fees, and restricted rebates, many customers find that 1-800 CONTACTS already offers lower net prices.  As a result, we expect our offer to beat any price by 2% to have limited impact on our gross margins.

“This offer also leverages the dramatically higher brand recognition of 1-800 CONTACTS.  Quarterly TeleNation surveys show that 1-800 CONTACTS has 18 times the unaided brand recognition of our nearest Internet or mail order competitor — the result of our cumulative investment of more than $180 million in offline and online advertising in the last 10 years.  We believe consumers would rather get the best price from a brand they know and trust than order from a company that they have never heard of.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets.  More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company’s acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company’s obligations under the Japanese license agreement, the ability  to complete the milestones under the Japanese license agreement, the amount of license fees and royalties that will ultimately be received under the Japanese license agreement, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Year Ended
	January 1, 2005	December 31, 2005	January 1, 2005	December 31, 2005
NET SALES	$53,965	$55,444	$211,678	$237,950
COST OF GOODS SOLD	32,602	36,088	129,742	149,266
Gross profit	21,363	19,356	81,936	88,684
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	4,589	4,715	27,161	24,979
Legal and professional	1,389	1,341	5,596	4,741
Research and development	1,075	877	2,977	3,169
Purchased in-process
research and development	—	—	83	—
Other selling, general & administrative	11,281	12,702	42,718	50,061
Total selling, general & administrative expenses	18,334	19,635	78,535	82,950
INCOME (LOSS) FROM OPERATIONS	3,029	(279)	3,401	5,734
OTHER INCOME (EXPENSE), net	552	(549)	(719)	(3,111)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	3,581	(828)	2,682	2,623
PROVISION FOR INCOME TAXES	(2,196)	(1,427)	(3,298)	(5,228)
NET INCOME (LOSS)	$1,385	$(2,255)	$(616)	$(2,605)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$0.10	$(0.17)	$(0.05)	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,295	13,340	13,269	13,321
Diluted	13,444	13,340	13,269	13,321

OTHER DATA:
Depreciation	$1,177	$1,335	$4,132	$4,740
Amortization	1,115	1,013	3,790	4,180
Total depreciation and amortization	$2,292	$2,348	$7,922	$8,920
Depreciation and amortization included in the following captions:
Cost of goods sold	$729	$720	$2,562	$2,920
Research and development	27	55	88	140
Other selling, general & administrative	1,536	1,573	5,272	5,860
Total depreciation and amortization	$2,292	$2,348	$7,922	$8,920

SEGMENT INFORMATION:

	Quarter Ended
	January 1, 2005				December 31, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$51,247	$2,718	$—	$53,965	$50,635	$4,712	$97	$55,444
Gross profit (loss)	21,197	166	—	21,363	19,466	(651)	541	19,356
Research and development	—	1,075	—	1,075	103	774	—	877
Other selling, general & administrative	9,756	1,525	—	11,281	10,624	2,078	—	12,702
Income (loss) from operations	5,723	(2,694)	—	3,029	3,230	(4,050)	541	(279)

	Year Ended
	January 1, 2005				December 31, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$204,406	$7,272	$—	$211,678	$219,559	$19,585	$(1,194)	$237,950
Gross profit (loss)	82,187	(251)	—	81,936	86,438	2,496	(250)	88,684
Research and development	536	2,441	—	2,977	103	3,066	-	3,169
Purchased in-process research and development	—	83	—	83	—	—	—	—
Other selling, general & administrative	38,032	4,686	—	42,718	42,494	7,567	-	50,061
Income (loss) from operations	11,588	(8,187)	—	3,401	15,389	(9,405)	(250)	5,734

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	January 1,	December 31,
	2005	2005
ASSETS

CURRENT ASSETS:
Cash	$3,105	$1,481
Accounts receivable, net	3,178	3,451
Inventories, net	22,206	21,458
Deferred income taxes	1,328	1,624
Other current assets	3,944	5,530
Total current assets	33,761	33,544
PROPERTY, PLANT AND EQUIPMENT, net	20,618	29,705
DEFERRED INCOME TAXES	720	1,087
GOODWILL	34,320	35,405
DEFINITE-LIVED INTANGIBLE ASSETS, net	17,897	13,847
OTHER ASSETS	1,669	1,357
Total assets	$108,985	$114,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,632	$1,633
Current portion of capital lease obligations	47	58
Accounts payable and accrued liabilities	22,125	24,126
Total current liabilities	23,804	25,817
LONG-TERM LIABILITIES:
Line of credit	14,404	23,746
Long-term debt, net of current portion	8,170	6,440
Capital lease obligations, net of current portion	98	83
Deferred income tax liabilities	1,458	—
Other long-term liabilities	2,547	1,642
Total long-term liabilities	26,677	31,911
STOCKHOLDERS’ EQUITY	58,504	57,217
Total liabilities and stockholders’ equity	$108,985	$114,945